Exhibit 99.1

Pike Electric Reports Second Quarter and First Half Fiscal 2006 Results

Record Storm Restoration Revenues; Record Earnings

          MOUNT AIRY, N.C., Feb. 7 /PRNewswire-FirstCall/ -- Pike Electric Corporation (NYSE: PEC), one of the nation’s largest providers of outsourced electric distribution and transmission services, today announced its financial results for the three and six months ended December 31, 2005.  Revenues increased 31% to $195.7 million and earnings increased to $0.41 per diluted share for the quarter ended December 31, 2005 and for the six months, revenues increased 12% to $414.2 million and earnings increased to $0.99 per diluted share compared to the same periods in the prior year.

          “Our record second quarter and six month results exceeded our expectations due to the extraordinary storms that affected our customers during the past six months,” said J. Eric Pike, chairman and chief executive officer.  “We remain optimistic about our prospects for the remainder of fiscal 2006 as we continue to leverage our industry leading position. We intend to do this by capitalizing on the favorable industry trends of increased customer outsourcing, upgrade requirements for the country’s distribution and transmission infrastructure and by market share gains through operational excellence and our storm restoration efforts.”

          Second Quarter Results

          For the second quarter, revenues increased 31.0% to $195.7 million from $149.4 million for the same quarter a year ago.  This increase was due to a $51.5 million increase in storm revenue, offset by a slight decrease of $5.2 million in powerline revenue for the second quarter of fiscal 2006 compared to the same period in the prior year.  Storm revenues represented 36.5% of revenues for the quarter compared to 13.4% in the prior year.  Pike Electric experienced record storm restoration revenues in the current year’s second quarter as a result of continued restoration efforts relating to Hurricanes Katrina and Rita, which hit in September, and Hurricane Wilma in October, as well as ice storms affecting Pennsylvania, Georgia, South Carolina and North Carolina.  Powerline revenues were $124.2 million for the second quarter, a 4.0% decrease compared to powerline revenues of $129.4 million in the quarter a year ago, as a result of the displacement of labor from powerline to the significant storm work experienced in the quarter.

          Second quarter net income totaled $13.6 million, or $0.41 per diluted share, compared to a net loss of ($1.5) million, or ($0.05) per diluted share, for the second quarter of the prior year.  The prior year loss included charges related to our common stock recapitalization in December 2004 and discontinued deferred compensation related to our Red Simpson acquisition of $4.6 million on an after tax basis.  The increase in net income in the second quarter of fiscal 2006 over 2005 is primarily the result of increased storm revenues.

          The Company completed an amendment of its credit facility in December 2005, which increased availability under its revolving line of credit to $90 million from $70 million as well as included an immediate 50 basis point reduction in borrowing costs on both the revolving and term portions of the credit facility.  This amendment also provides for an increased level of lease expense and allows the Company to make cash dividends to shareholders upon achieving certain defined leverage ratios.

          Six Month Results

          For the six months ended December 31, 2005, revenues increased 12.0% to $414.2 million from $369.8 million for the six months ended December 31, 2004. This increase of $44.4 million was due to a $34.0 million increase in storm revenue and a $10.4 million increase in powerline revenue for the six months ended December 2005 compared to the same period in the prior year.  Storm revenues represented 40.1% of revenues for the six months compared to 35.8% in the prior year.  Pike Electric experienced record storm restoration revenues in the current year’s six months ended December 31, 2005 due to the extremely active and intense hurricane season.  For the six months ended December 31, 2005, powerline revenues were $248.0 million, a 4.4% increase compared to powerline revenues of $237.6 million in the prior year’s six months.

          For the six months ended December 31, 2005, net income increased 36.8% to $31.1 million, or $0.99 per diluted share, compared to net income of $22.7 million, or $0.66 per diluted share for the six months of the prior year.  The increase in net income in the current year six months is primarily the result of increased powerline and storm revenues compared to the prior year.

          Outlook

          “We exceeded our previous storm revenue estimates for the year and now expect total revenues for the fiscal year of between $730-$740 million, with minimal storm revenues for the remainder of the fiscal year,” Mr. Pike said. “We cannot accurately predict our storm revenues in terms of which quarter they will occur or the level of revenues generated from storm events.  We continue to expect to grow revenues and earnings at or near double digit levels over the long term, while maintaining our industry-leading operating margins.”

          Conference Call

          Pike Electric’s conference call to discuss its second quarter and six months results is scheduled for 10:30 a.m. EST today, February 7, 2006. This call will be available live and by replay over the Internet at http:///www.pike.com in the Investor Relations section.

          About Pike Electric

          Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Our core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. Our common stock is traded on the New York Stock Exchange under the symbol PEC.  For further information regarding Pike Electric, visit the company’s website at www.pike.com

          Safe Harbor

          This press release contains forward-looking statements that relate to Pike Electric’s plans, objectives and estimates.  The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. Forward-looking statements include those contained in the “Outlook” section of this release.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. Pike Electric’s business is subject to numerous risks and uncertainties, including: that a significant portion of revenues are from a small group of customers and these customers have no obligation to assign work to us and these arrangements are generally terminable on short notice; it may not be able to realize the anticipated benefits of its acquisition in 2004 of Red Simpson; its storm restoration revenues are highly volatile and unpredictable; its business is subject to numerous hazards that could materially affect business results and current insurance may not be adequate; and demand for services may be cyclical and vulnerable to industry and economic downturn.  These and other risks and uncertainties detailed in the Risk Factor section of its Annual Report on Form 10-K for the fiscal year ending June 30, 2005 and in other filings with the Securities and Exchange Commission could cause actual results and experience to differ materially from those expressed or implied by any of these forward- looking statements. To the extent permitted by applicable law, Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	Quarter ended December 31,		Six months ended December 31,

	2005	2004	2005	2004

Revenues	$195,725	$149,404	$414,156	$369,774
Cost of operations	156,291	133,048	326,067	291,459
Gross profit	39,434	16,356	88,089	78,315
General and administrative expenses	11,084	13,130	22,149	25,322
Loss on sale of property and equipment	204	33	349	46
Income from operations	28,146	3,193	65,591	52,947
Other expense (income):
Interest expense	5,705	4,960	13,853	14,844
Other, net	(84)	(22)	(105)	(79)
Total other expense	5,621	4,938	13,748	14,765
Income before income taxes	22,525	(1,745)	51,843	38,182
Income tax expense	8,954	(275)	20,757	15,453
Net income	$13,571	$(1,470)	$31,086	$22,729
Earning per common share:
Basic	$0.43	$(0.05)	$1.03	$0.67
Diluted	$0.41	$(0.05)	$0.99	$0.66
Weighted average common shares outstanding:
Basic	31,833	32,275	30,314	33,898
Diluted	33,025	32,275	31,488	34,355

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2005	June 30, 2005

	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,814	$3,106
Accounts receivable, net	123,006	60,690
Work completed not billed	52,215	64,568
Inventories	8,699	7,321
Prepaid and other	3,924	11,205
Deferred income taxes	5,162	4,838
Total current assets	194,820	151,728
Property and equipment, net	287,835	281,842
Goodwill	94,400	91,826
Other intangibles, net	52,580	55,128
Deferred loan costs, net	7,563	9,879
Other assets	2,375	2,052
Total assets	$639,573	$592,455
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$41,506	$53,417
Income taxes payable	11,711	—
Current portion deferred compensation	10,185	12,202
Current portion of insurance claim accruals	10,912	4,938
Current portion of long-term debt	—	250
Revolving credit facility	20,500	11,500
Total current liabilities	94,814	82,307
Long-term debt, net of current portion	286,050	407,750
Deferred compensation, net of current portion	12,082	16,904
Insurance and claim accruals, net of current portion	13,759	13,484
Redeemable preferred stock
Deferred income taxes	69,474	71,467
Other liabilities	2,416	60
Stockholders’ equity:
Common stock, par value $0.001 per share; 100,000 shares authorized; 21,484 and 32,005 shares issued and outstanding at June 30, 2004 and December 31, 2005, respectively	6,425	6,415
Additional paid-in capital	129,399	105
Unearned compensation	—	(879)
Retained earnings (accumulated deficit)	25,154	(5,158)
Total stockholders’ equity	160,978	483
Total liabilities and stockholders’ equity	$639,573	$592,455

SOURCE  Pike Electric Corporation
          -0-                                                                                          02/07/2006
          /CONTACT:  Mark Castaneda, CFO of Pike Electric Corporation, +1-336-719-4379/
          /Web site:  http://www.pike.com /
          (PEC)